Exhibit 99.1
THE MARBOB GROUP
Special-Purpose Combined Financial Statements
and
Report of Independent Certified Public Accountants
For the Years Ended
December 31, 2009, 2008 and 2007
and
For the Nine Months Ended
September 30, 2010 and 2009 (Unaudited)

THE MARBOB GROUP
CONTENTS

Page
Report of Independent Certified Public Accountants	2

Combined Financial Statements

Combined Statements of Assets and Liabilities	3-4

Combined Statements of Revenues and Expenses	5

Combined Statements of Net Investment	6

Combined Statements of Cash Flows	7-8

Notes to Combined Financial Statements	9-18

Report of Independent Certified Public Accountants
To the Board of Directors and Stockholders
Concho Resources Inc.
We have audited the accompanying combined statements of assets and liabilities of the Marbob Group (as defined in Note A) as of December 31, 2009 and 2008, and the related combined statements of revenues and expenses, net investment and cash flows for each of the three years in the period ended December 31, 2009 (collectively, the “Special-Purpose Combined Financial Statements”). These Special-Purpose Combined Financial Statements are the responsibility of the Marbob Group’s management. Our responsibility is to express an opinion on these Special-Purpose Combined Financial Statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Marbob Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the Special-Purpose Combined Financial Statements referred to above present fairly, in all material respects, the financial position of the Marbob Group as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note B to the Special-Purpose Combined Financial Statements, on December 31, 2009, the Marbob Group adopted the new requirements for oil and gas reserve estimation.
As discussed in Note A, the Marbob Group is a group of related assets and liabilities and not a stand-alone entity. The Special-Purpose Combined Financial Statements reflect the assets, liabilities, revenues and expenses directly attributable to the Marbob Group, as well as allocations deemed reasonable by management to present the combined financial position, results of operations, net investment and cash flows of the Marbob Group on a stand-alone basis and do not necessarily reflect the combined financial position, results of operations, net investment and cash flows of the Marbob Group in the future or what they would have been had the Marbob Group been a separate, stand-alone entity during the periods presented.
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
December 1, 2010

THE MARBOB GROUP
Combined Statements of Assets and Liabilities
(in thousands)

		December 31,
	September 30, 2010	2009	2008
	(unaudited)
ASSETS:
CURRENT ASSETS
Accounts receivable:
Oil and gas	$23,103	$23,812	$14,327
Joint operations and other, net	31,567	9,844	17,010
Prepaid costs and other	248	288	152

Total current assets	54,918	33,944	31,489

Property and equipment, at cost:
Oil and natural gas properties, full cost method	896,454	797,467	701,136

Accumulated depletion	(429,632)	(390,201)	(342,566)

Total oil and natural gas properties, net	466,822	407,266	358,570
Other property and equipment, net	14,884	15,173	16,224

Total property and equipment, net	481,706	422,439	374,794

Inventory	11,316	8,875	13,841

Total assets	$547,940	$465,258	$420,124

The accompanying notes are an integral part of these combined financial statements.
(continued)

THE MARBOB GROUP
Combined Statements of Assets and Liabilities (Continued)
(in thousands)

		December 31,
	September 30, 2010	2009	2008
	(unaudited)
LIABILITIES:
CURRENT LIABILITIES
Accounts payable — trade	$6,938	$969	$1,855
Accrued expenses	123,033	12,168	11,041
Current asset retirement obligations	1,229	1,723	1,568

Total current liabilities	131,200	14,860	14,464

Asset retirement obligations	6,543	7,247	7,429

Commitments and Contingencies (Note E)

NET INVESTMENT	410,197	443,151	398,231

Total liabilities and net investment	$547,940	$465,258	$420,124

The accompanying notes are an integral part of these combined financial statements.

THE MARBOB GROUP
Combined Statements of Revenues and Expenses
(in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
Operating revenues:
Oil sales	$137,880	$85,950	$129,585	$200,013	$140,571
Natural gas sales	72,216	39,729	62,030	129,459	101,411

Total operating revenues	210,096	125,679	191,615	329,472	241,982

Operating costs and expenses:
Oil and natural gas production	86,752	17,281	24,347	32,769	21,694
Oil and natural gas taxes	17,711	10,668	16,344	28,064	20,564
Depreciation and depletion	40,556	31,864	49,144	87,415	36,529
Accretion of discount on asset retirement obligations	434	472	629	423	427
General and administrative	48,979	6,047	10,426	12,820	10,366
Loss on derivatives not designated as hedges	—	—	—	420	—

Total operating costs and expenses	194,432	66,332	100,890	161,911	89,580

Revenues in excess of expenses from operations	15,664	59,347	90,725	167,561	152,402

Other income (expense):
Interest expense	—	(18)	(35)	—	(237)
Gain (loss) on sale of assets	14	72	(28)	(21)	1,891
Other, net	762	372	596	783	362

Total other income	776	426	533	762	2,016

Revenues in excess of expenses	$16,440	$59,773	$91,258	$168,323	$154,418

The accompanying notes are an integral part of these combined financial statements.

THE MARBOB GROUP
Combined Statements of Net Investment
(in thousands)

Balance at January 1, 2007	$303,635
Net change in investment	(96,335)
Revenues in excess of expenses	154,418

Balance at December 31, 2007	361,718
Net change in investment	(131,810)
Revenues in excess of expenses	168,323

Balance at December 31, 2008	398,231
Net change in investment	(46,338)
Revenues in excess of expenses	91,258

Balance at December 31, 2009	443,151
Net change in investment (unaudited)	(49,394)
Revenues in excess of expenses (unaudited)	16,440

Balance at September 30, 2010 (unaudited)	$410,197

The accompanying notes are an integral part of these combined financial statements.

THE MARBOB GROUP
Combined Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
Cash flows from operating activities:
Revenues in excess of expenses	$16,440	$59,773	$91,258	$168,323	$154,418
Adjustments to reconcile revenues in excess of expenses to net cash provided by operating activities:
Depreciation and depletion	40,556	31,864	49,144	87,415	36,529
Accretion of discount on asset retirement obligation	434	472	629	423	427
(Gain) loss on sale of assets	(14)	(72)	28	21	(1,891)
Loss on derivatives not designated as hedges	—	—	—	420	—
Changes in operating assets and liabilities:
Accounts receivable	(21,014)	2,787	(2,319)	7,198	1,422
Inventory	(2,440)	3,975	4,966	(7,842)	50
Other assets	39	(136)	(136)	(4)	(49)
Accounts payable and accrued expenses	115,130	1,992	(1,292)	313	(633)

Net cash provided by operating activities	149,131	100,655	142,278	256,267	190,273

Cash flows from investing activities:
Capital expenditures on oil and natural gas properties	(98,915)	(66,875)	(95,450)	(122,492)	(90,513)
Proceeds from the sale of assets	57	47	108	119	1,979
Additions to other property and equipment	(879)	(320)	(598)	(1,664)	(1,890)
Settlements paid on derivatives not designated as hedges	—	—	—	(420)	—

Net cash used in investing activities	(99,737)	(67,148)	(95,940)	(124,457)	(90,424)

Cash flows from financing activities:
Repayments on line of credit, net	—	—	—	—	(3,514)
Net change in investment	(49,394)	(33,507)	(46,338)	(131,810)	(96,335)

Net cash used in financing activities	(49,394)	(33,507)	(46,338)	(131,810)	(99,849)

The accompanying notes are an integral part of these combined financial statements.
(continued)

THE MARBOB GROUP
Combined Statements of Cash Flows (Continued)
(in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
Net increase (decrease) in cash and cash equivalents	$—	$—	$—	$—	$—
Cash and cash equivalents – beginning of period	—	—	—	—	—

Cash and cash equivalents – end of period	$—	$—	$—	$—	$—

Supplemental cash flows:
Cash paid for interest	$—	$18	$35	$—	$237
The accompanying notes are an integral part of these combined financial statements.

THE MARBOB GROUP
Notes to Special-Purpose Combined Financial Statements
September 30, 2010 (unaudited) and December 31, 2009, 2008 and 2007
Note A. Organization and Basis of Presentation
On July 19, 2010, Concho Resources Inc., a Delaware corporation (“Concho”), entered into an acquisition agreement with a group of related entities including Marbob Energy Corporation, a New Mexico corporation (“Marbob”), Pitch Energy Corporation, a New Mexico corporation (“Pitch”), Costaplenty Energy Corporation, a New Mexico corporation (“Costaplenty”) and John R. Gray, LLC, a New Mexico limited liability company (“JRG LLC”) for the purpose of acquiring a group of related assets primarily in the form of leasehold interests in certain producing and non-producing oil and natural gas properties (the “Acquired Properties”) primarily in Eddy, Chaves and Lea counties in New Mexico. The acquisition closing occurred in October 2010, and, in exchange, Concho provided consideration of $1.1 billion in cash, an unsecured promissory note in the aggregate principal amount of $150 million bearing an interest rate of 8% due in 2018, and 1.1 million shares of Concho common stock for the properties acquired at the closing.
The accompanying combined financial statements include the selected accounts of Marbob, Pitch, Costaplenty and JRG LLC (collectively “the Marbob Group”) being the entities which held the interests in producing and non-producing oil and natural gas interests and other assets. Primarily due to the exercise of preferential purchase rights by third parties, Concho did not acquire substantially all of the oil and natural gas properties included in the combined financial statements.
Note B. Summary of Significant Accounting Policies
Principles of Combination. The combined financial statements include selected accounts of the Marbob Group since their formation which primarily include the operations of the Marbob Group’s oil and natural gas interests. Cash, certain investment securities, and real estate investments and related financial results have been excluded because they were not acquired by Concho. All material inter-company balances and transactions have been eliminated.
Use of Estimates. The preparation of the combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Estimates of oil and natural gas reserves and their values, future production rates and future costs and expenses are inherently uncertain for numerous reasons, including many factors beyond the Marbob Group’s control. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of data available, engineering and geological interpretation and judgment. In addition, estimates of reserves may be revised based on actual production, results of subsequent exploration and development activities, prevailing commodity prices, operating costs and other factors. These revisions may be material and could materially affect the Marbob Group’s future depletion expense.
Interim Financial Statements. The accompanying combined interim financial statements at September 30, 2010 and for the nine months ended September 30, 2010 and 2009 for the Marbob Group have not been audited by the Marbob Group’s independent certified public accountants. In the opinion of management, the accompanying combined interim financial statements reflect all adjustments necessary to present fairly the Marbob Group’s financial position at September 30, 2010, and its results of operations and its cash flows for the nine months ended September 30, 2010 and 2009. All such adjustments are of a normal recurring nature. In preparing the accompanying combined interim financial statements, management has made certain estimates and assumptions that affect reported amounts in the combined interim financial statements and disclosures of contingencies. Actual results may differ from those estimates. The results from interim periods are not necessarily indicative of annual results.

THE MARBOB GROUP
Notes to Special-Purpose Combined Financial Statements
September 30, 2010 (unaudited) and December 31, 2009, 2008 and 2007
Note B. Summary of Significant Accounting Policies (Continued)
Accounts Receivable. The Marbob Group has receivables primarily for sales of oil and natural gas, as well as receivables related to billing of other partners for their respective share of costs. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. The Marbob Group had an allowance for doubtful accounts of approximately $31,000 at September 30, 2010 (unaudited) and December 31, 2009 and 2008, and the Marbob Group did not write off any receivables against the allowance for doubtful accounts in 2010, 2009 or 2008.
Inventory. Inventory consists of oil field equipment and supplies and is stated at the lower of cost or market. Inventory is presented as non-current assets as they are intended to be used in oil and natural gas producing activities.
Environmental. The Marbob Group is subject to extensive federal, state and local environmental laws and regulations. These laws, which are often changing, regulate the discharge of materials into the environment and may require the Marbob Group to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Such liabilities are generally undiscounted unless the timing of cash payments is fixed and readily determinable. Management believes no liabilities of this nature existed at September 30, 2010 and December 31, 2009 and 2008.
Oil and Natural Gas Properties. The Marbob Group utilizes the full cost method to account for its oil and natural gas properties. Under full cost accounting, all costs directly associated with the acquisition, exploration and development of oil and natural gas reserves are capitalized into a full cost pool (“FCP”). These capitalized costs include costs of all unproved properties, internal costs directly related to the Marbob Group’s acquisition, exploration and development activities.
Capitalized costs are depleted using the gross revenues method. Under this method, the provision for depletion is computed at the end of each period by multiplying total revenues for the period by a depletion rate. The depletion rate is determined by dividing the total unamortized cost base plus future development costs by net estimated future revenues at the beginning of the period.
Costs associated with unproved properties are excluded from the depletion base until a determination has been made as to the existence of proved reserves. Unproved properties are reviewed at the end of each period to determine whether the costs incurred should be reclassified to the FCP and, thereby, subjected to depletion. Sales and abandonments of oil and natural gas properties being depleted are accounted for as adjustments to the FCP, with no gain or loss recognized, unless the adjustments would significantly alter the relationship between capitalized costs and proved oil and natural gas reserves.

THE MARBOB GROUP
Notes to Special-Purpose Combined Financial Statements
September 30, 2010 (unaudited) and December 31, 2009, 2008 and 2007
Note B. Summary of Significant Accounting Policies (Continued)
Oil and Natural Gas Properties (Continued). Under the full cost method of accounting, total capitalized costs of oil and natural gas properties, net of accumulated depletion, less related deferred income taxes, if any, may not exceed an amount equal to the present value of future net revenues from proved reserves, discounted at 10% per annum, plus the lower of cost or fair value of unevaluated properties, plus estimated salvage value, less the related tax effects, if any, (the “ceiling limitation”). A ceiling limitation calculation is performed at the end of each period. If total capitalized costs, net of accumulated depletion, less related deferred taxes, if any, are greater than the ceiling limitation, a write-down or impairment of the FCP is required. A write-down of the carrying value of the FCP is a non-cash charge that reduces earnings and impacts net investment in the period of occurrence and typically results in lower depletion expense in future periods. Once incurred, a write-down is not reversible at a later date. There were no impairments of the FCP for the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007.
For the year ended December 31, 2009 and future periods, the ceiling limitation calculation used a previous 12-month oil and natural gas average price, as adjusted for basis or location differential using a 12-month average, and held constant over the life of the reserves. For prior periods, the ceiling limitation calculation used oil and natural gas prices in effect as of the balance sheet date, as adjusted for basis or location differentials as of the balance sheet date, and held constant over the life of the reserves. If applicable, these net wellhead prices would be further adjusted to include the effects of any fixed price arrangements for the sale of oil and natural gas. The future cash outflows associated with future development or abandonment of wells are included in the computation of the discounted present value of future net revenues for purposes of the ceiling limitation calculation.
The costs associated with unproved properties, initially excluded from the depletion base, relate to unproved leasehold acreage, wells and production facilities in progress and wells pending determination of the existence of proved reserves. Costs associated with unproved properties at September 30, 2010 (unaudited) and December 31, 2009, 2008 and 2007 of $42 million, $37.3 million, $36.1 million and $33.4 million, respectively, were excluded from amounts subject to depletion. Unproved leasehold costs are transferred to the depletion base with the costs of drilling the related well once a determination of the existence of proved reserves has been made or upon impairment of a lease. Costs of seismic data are allocated to various unproved leaseholds and transferred to the depletion base with the associated leasehold costs on a specific project basis. Costs associated with wells in progress and completed wells that have yet to be evaluated are transferred to the depletion base once a determination is made whether or not proved reserves can be assigned to the property. Costs of uneconomic wells are transferred to the depletion base immediately upon determination that the well is unsuccessful.
All items classified as unproved property are assessed on an annual basis for possible impairment or reduction in value. Properties are assessed on an individual basis or as a group if properties are individually insignificant. The assessment includes consideration of various factors, including, but not limited to, the following: intent to drill; remaining lease term; geological and geophysical evaluations; drilling results and activity; assignment of proved reserves; and economic viability of development if proved reserves are assigned. During any period in which these factors indicate an impairment, the cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and become subject to depletion.
Other Property and Equipment, Net. Other property and equipment are carried at cost. Renewals and improvements are capitalized while repairs and maintenance are expensed. Depreciation of such property and equipment is computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 39 years.

THE MARBOB GROUP
Notes to Special-Purpose Combined Financial Statements
September 30, 2010 (unaudited) and December 31, 2009, 2008 and 2007
Note B. Summary of Significant Accounting Policies (Continued)
Other Property and Equipment, Net (Continued). When other property and equipment components are disposed of, the cost and the related accumulated depreciation are removed and any resulting gain or loss is reflected in the combined statements of revenues and expenses.
Asset Retirement Obligations. The Marbob Group owns oil and natural gas properties that require expenditures to plug and abandon the wells when the oil and natural gas reserves in the wells are depleted. These expenditures are recorded in the period in which the liability is incurred (at the time the wells are drilled or acquired). Asset retirement obligations are recorded as a liability at their estimated present value at the asset’s inception, with the offsetting increase to property cost. Periodic accretion expense of the estimated liability is recorded in the combined statements of revenues and expenses.
Asset retirement obligations primarily represent the Marbob Group’s estimate of fair value to plug, abandon and remediate the oil and natural gas properties at the end of their productive lives, in accordance with applicable state laws. The Marbob Group determines its asset retirement obligations by calculating the present value of estimated expenses related to the liability. Estimating the future asset retirement obligations requires management to make estimates and judgments regarding timing, existence of a liability and what constitutes adequate restoration. Inherent in the present value calculation rates are the timing of settlement and changes in the legal, regulatory, environmental and political environments. The following shows the activity of the asset retirement obligation (in thousands):

	Nine
	Months Ended	Year Ended December 31,
	September 30, 2010	2009	2008	2007
	(unaudited)
Asset retirement obligations, beginning of period	$8,970	$8,997	$5,553	$5,574
Liabilities incurred upon acquiring and drilling wells	122	865	806	601
Revisions of estimates	(1,754)	(1,476)	2,248	(1,037)
Liabilities settled in current period	—	(45)	(33)	(12)
Accretion expense	434	629	423	427

Asset retirement obligations, end of period	7,772	8,970	8,997	5,553
Less: current portion	(1,229)	(1,723)	(1,568)	(399)

Long-term asset retirement obligations	$6,543	$7,247	$7,429	$5,154

THE MARBOB GROUP
Notes to Special-Purpose Combined Financial Statements
September 30, 2010 (unaudited) and December 31, 2009, 2008 and 2007
Note B. Summary of Significant Accounting Policies (Continued)
Concentration of Risk. The purchasers of the Marbob Group’s oil and natural gas production consist primarily of independent marketers, major oil and natural gas companies and gas pipeline companies. The Marbob Group has not experienced any significant losses from uncollectible accounts.
Oil and Natural Gas Sales and Imbalances. Oil and natural gas revenues are recorded at the time of delivery of such products to pipelines for the account of the purchaser or at the time of physical transfer of such products to the purchaser. The Marbob Group follows the sales method of accounting for oil and natural gas sales, recognizing revenues based on the Marbob Group’s share of actual proceeds from the oil and natural gas sold to purchasers “in-kind” and, in doing so, take more or less than their respective entitled percentage. Imbalances are tracked by well, but the Marbob Group does not record any receivable from or payable to the other owners unless the imbalance has reached a level at which it exceeds the remaining reserves in the respective well. If reserves are insufficient to offset the imbalance and the Marbob Group is in an overtake position, a liability is recorded for the amount of shortfall in reserves valued at a contract price or the market price in effect at the time the imbalance is generated. If the Marbob Group is in an undertake position, a receivable is recorded for an amount that is reasonably expected to be received, not to exceed the current market value of such imbalance. The Marbob Group had no significant imbalances in any of the periods presented.
Derivative Financial Instruments. The Marbob Group occasionally uses derivative financial instruments (swaps, floors, collars and forward sales) to reduce the impact of oil and natural gas price fluctuations. Every derivative instrument (including certain derivative instruments embedded in other contracts) is recorded in the combined statements of assets and liabilities as either an asset or liability measured at its fair value. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the combined statements of revenues and expenses. Companies must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment. The Marbob Group had no derivatives designated as hedges at September 30, 2010 and December 31, 2009 and 2008, nor during the years ended December 31, 2009, 2008 and 2007 and nine months ended September 30, 2010 and 2009.
Changes in the fair value of derivative financial instruments that do not qualify for accounting treatment as hedges are recognized currently in the combined statements of revenues and expenses. The cash flows from such agreements are included in investing activities in the combined statements of cash flows. Premiums paid or received related to derivative instruments are included in financing activities in the combined statements of cash flows.
Income Taxes. Income and expenses from the Marbob Group is reported in the individual shareholders’ federal and state income tax returns. The Marbob Group is not a taxpaying entity for purposes of federal or state income taxes, and as such, no provision for income taxes have been recorded in the combined financial statements.
Recently Adopted Accounting Pronouncements.
Various topics. In February 2010, the Financial Accounting Standards Board (the “FASB”) issued an update to various topics, which eliminated outdated provisions and inconsistencies in the Accounting Standards Codification (the “Codification”), and clarified certain guidance to reflect the FASB’s original intent. The update is effective for the first reporting period, including interim periods, beginning after issuance of the update, except for the amendments affecting embedded derivatives and reorganization. In addition to amending the Codification, the FASB made corresponding changes to the legacy accounting literature to facilitate historical research. These changes are included in an appendix to the update. The Marbob Group adopted the update effective January 1, 2010, and the adoption did not have a significant impact on the Marbob Group’s combined financial statements.

THE MARBOB GROUP
Notes to Special-Purpose Combined Financial Statements
September 30, 2010 (unaudited) and December 31, 2009, 2008 and 2007
Note B. Summary of Significant Accounting Policies (Continued)
Recently Adopted Accounting Pronouncements (Continued).
Accounting for extractive activities. In April 2010, the FASB issued an amendment to a paragraph in the accounting standard for oil and natural gas extractive activities accounting. The standard added to the Codification the United States Securities and Exchange Commission’s (“SEC”), Modernization of Oil and Gas Reporting release. The Marbob Group adopted the update effective December 31, 2009, and the adoption did not have a significant impact on the Marbob Group’s combined financial statements.
Note C. Property and Equipment
Property and equipment consists of the following (in thousands):

		December 31,
	September 30, 2010	2009	2008
	(unaudited)
Oil and natural gas properties:
Proved	$854,434	$760,203	$665,072
Unproved	42,020	37,264	36,064

Total oil and natural gas properties	896,454	797,467	701,136
Less: accumulated depletion	(429,632)	(390,201)	(342,566)

Net oil and natural gas properties capitalized costs	466,822	407,266	358,570

Other property and equipment:
Land	5,514	5,314	5,314
Equipment	10,638	10,458	10,299
Buildings and structures	6,477	6,344	6,358

Total other property and equipment	22,629	22,116	21,971
Less: accumulated depreciation	(7,745)	(6,943)	(5,747)

Net other property and equipment	14,884	15,173	16,224

Total net property and equipment	$481,706	$422,439	$374,794

The average rates used for depletion of oil and natural gas properties were $0.19 and $0.23 per dollar of gross oil and natural gas revenue for the nine months ended September 30, 2010 and 2009, respectively, and $0.23, $0.25 and $0.12 per dollar of gross oil and natural gas revenue in 2009, 2008 and 2007, respectively.
Note D. Related Party Transactions
The Marbob Group had not entered into any transactions with affiliates or related parties that are not included in the combined financial statements. At September 30, 2010, the Marbob Group had accrued $107.4 million in employee bonus expenses.

THE MARBOB GROUP
Notes to Special-Purpose Combined Financial Statements
September 30, 2010 (unaudited) and December 31, 2009, 2008 and 2007
Note E. Contingencies
Legal actions. The Marbob Group is a party to proceedings and claims incidental to its business. While many of these matters involve inherent uncertainty, the Marbob Group believes that the amount of the liability, if any, ultimately incurred with respect to any such proceedings or claims will not have a material adverse effect on the Marbob Group’s combined financial position as a whole or on its liquidity, capital resources or future results of operations. The Marbob Group will continue to evaluate proceedings and claims involving the Marbob Group on a quarter-by-quarter basis and will establish and adjust any reserves as appropriate to reflect its assessment of the then current status of the matters.
Preferential rights. Certain of the Marbob Group’s interest in properties contained contractual preferential rights to purchase by third parties if the Marbob Group were to sell them. The Marbob Group received a notice from BP America Production Company (“BP”) electing to exercise its contractual preferential purchase right to purchase interest in certain of the Marbob Group’s properties as a result of the Marbob Group’s sale. On July 20, 2010, BP announced it was selling all its assets in the Permian Basin to a subsidiary of Apache Corporation (“Apache”). BP and Apache contested the Marbob Group’s ability to exercise its contractual preferential rights in this situation. As a result, the Marbob Group and Concho filed suit against BP and Apache seeking declaratory judgment and injunctive relief to protect the Marbob Group’s contractual right to have the option to purchase these interests in these common properties. On October 15, 2010, the Marbob Group and Concho resolved the litigation with BP and Apache related to the disputed contractual preferential rights. As a result of the settlement, Concho acquired a non-operated interest in substantially all of the oil and natural gas assets subject to the litigation for approximately $286 million.
Note F. Supplementary Information on Oil and Gas Producing Activities
Capitalized Costs

	December 31
	2009	2008
	(in thousands)
Oil and natural gas properties:
Proved	$760,203	$665,072
Unproved	37,264	36,064
Less: accumulated depletion	(390,201)	(342,566)

Net capitalized costs for oil and natural gas properties	$407,266	$358,570

THE MARBOB GROUP
Notes to Special-Purpose Combined Financial Statements
September 30, 2010 (unaudited) and December 31, 2009, 2008 and 2007
Note F. Supplementary Information on Oil and Gas Producing Activities (Continued)
Costs Incurred for Oil and Natural Gas Producing Activities (a)

	Year Ended December 31
	2009	2008	2007
		(in thousands)
Property acquisition costs:
Proved	$1,888	$1,719	$—
Unproved	1,201	2,621	4,312
Exploration	79,138	114,189	90,410
Development	14,104	3,069	—

Total costs incurred for oil and natural gas properties	$96,331	$121,598	$94,722

(a)	The costs incurred for oil and natural gas producing activities included the following amounts of asset retirement obligations:

	Year Ended December 31
	2009	2008	2007
		(in thousands)
Property acquisition costs	$111	$33	$—
Exploration costs	750	534	464
Development costs	(1,472)	2,487	(900)

Total	$(611)	$3,054	$(436)

Oil and Natural Gas Reserve Quantities (Unaudited)
Proved oil and natural gas reserves are those quantities of oil and natural gas, which, by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be economically producible, based on prices used to estimate reserves, from a given date forward from known reservoirs, and under existing economic conditions, operating methods, and government regulation before the time of which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain. Proved developed reserves are proved reserves expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared with the cost of a new well. Proved undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively large major expenditure is required for recompletion.
The table below represents the Marbob Group’s estimate of proved oil and natural gas reserves attributable to the Marbob Group’s net interest in oil and natural gas properties, all of which are located in the United States, based upon the evaluation by the Marbob Group and its independent petroleum engineers of pertinent geosciences and engineering data in accordance with the SEC’s regulations.
Cawley, Gillespie & Associates, Inc., independent oil and gas consultants, prepared the estimates of proved oil and natural gas reserves attributable to substantially all of the Marbob Group’s net interest in oil and natural gas properties at December 31, 2009, 2008, 2007 and 2006. Cawley, Gillespie & Associates, Inc. are independent petroleum engineers, geologists, geophysicists and petro-physicists and do not own an interest in the Marbob Group or its properties and are not employed on a contingent basis.

THE MARBOB GROUP
Notes to Special-Purpose Combined Financial Statements
September 30, 2010 (unaudited) and December 31, 2009, 2008 and 2007
Note F. Supplementary Information on Oil and Gas Producing Activities (Continued)
Oil and Natural Gas Reserve Quantities (Unaudited) (Continued)
The Marbob Group believes the geosciences and engineering data examined provides reasonable assurance that the proved reserves are economically producible in future years from known reservoirs and under existing economic conditions, operating methods and governmental regulations. Estimates of proved reserves are subject to change, either positively or negatively, as additional information is available and contractual and economic conditions change.
The summary below presents changes in the Marbob Group’s estimated proved reserves:

	Oil (MBbls)			Natural Gas (MMcf)			Total (MBOE)
	2009	2008	2007	2009	2008	2007	2009	2008	2007
Total proved reserves:
Balance, January 1,	34,748	36,910	35,642	147,301	161,224	149,756	59,298	63,781	60,602
Revisions of previous estimates	2,593	(2,338)	1,258	10,870	(8,899)	11,870	4,405	(3,821)	3,236
Purchases of minerals-in-place	—	2	—	116	—	—	19	2	—
Extensions and discoveries	3,303	2,310	2,137	13,943	8,942	12,950	5,627	3,800	4,295
Production	(2,251)	(2,136)	(2,127)	(12,923)	(13,966)	(13,352)	(4,405)	(4,464)	(4,352)

Balance, December 31,	38,393	34,748	36,910	159,307	147,301	161,224	64,944	59,298	63,781

Proved developed reserves:
Balance, January 1,	20,946	22,725	21,821	113,303	123,518	112,768	39,830	43,311	40,616

Balance, December 31,	23,597	20,946	22,725	122,507	113,303	123,518	44,015	39,830	43,311

Proved undeveloped reserves:
Balance, January 1,	13,802	14,185	13,821	33,998	37,706	36,988	19,468	20,470	19,986

Balance, December 31,	14,796	13,802	14,185	36,800	33,998	37,706	20,929	19,468	20,470

Standardized Measures of Discounted Future Net Cash Flows (Unaudited)
The standardized measure of discounted future net cash flows and summary of the changes in the standardized measure computation from year to year are prepared in accordance with SEC guidelines. The assumptions that underlie the computation of the standardized measure of discounted future net cash flows may be summarized as follows:
–	The standardized measure includes the Marbob Group’s estimate of proved oil and natural gas reserves and projected future production volumes based upon economic conditions;

–	Pricing is applied based upon previous 12-month average market prices using the first day of the month at December 31, 2009 and year end prices for December 31, 2008 and December 31, 2007. The calculated weighted average per unit prices for the Marbob Group’s proved reserves and future net revenues were as follows:

	December 31,
	2009	2008	2007
Oil (per barrel)	$57.65	$41.00	$92.50
Natural gas (per Mcf)	$3.87	$5.71	$6.80

THE MARBOB GROUP
Notes to Special-Purpose Combined Financial Statements
September 30, 2010 (unaudited) and December 31, 2009, 2008 and 2007
Note F. Supplementary Information on Oil and Gas Producing Activities (Continued)
Standardized Measures of Discounted Future Net Cash Flows (Unaudited) (Continued)
–	Future development and production costs are determined based upon actual cost at year-end;

–	The standardized measure includes projections of future abandonment costs based upon actual costs at year-end; and

–	A discount factor of 10% per year is applied annually to the future net cash flows.
The summary below provides the Marbob Group’s standardized measure of discounted future net cash flows (in thousands):

	December 31,
	2009	2008	2007
Future cash inflows	$2,786,575	$2,456,660	$4,442,514
Future production costs	(823,169)	(849,600)	(1,040,389)
Future development and abandonment costs	(266,422)	(287,694)	(269,002)
10% annual discount	(939,434)	(715,315)	(1,806,556)

Standardized measure of discounted future net cash flows	$757,550	$604,051	$1,326,567

The following table represents the Marbob Group’s changes in the standardized measure of discounted future net cash flows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Balance, beginning of year	$604,051	$1,326,567	$720,137

Changes during the year:
Revenues less production and other costs	(150,924)	(268,639)	(199,724)
Net changes in prices, production and other costs	102,378	(633,487)	544,123
Net changes in future development costs	16,799	4,280	(1,755)
Extensions and discoveries	60,998	37,017	92,429
Revisions of previous quantity estimates	61,766	(44,404)	73,635
Accretion of discount	60,405	132,657	72,014
Purchases of reserves in-place	160	37	—
Timing differences and other	1,917	50,023	25,708

Net change for the year	153,499	(722,516)	606,430

Balance, end of year	$757,550	$604,051	$1,326,567

Note G. Subsequent Events
Management has evaluated subsequent events through December 1, 2010, the date the combined financial statements were available to be issued. No subsequent events were identified requiring additional recognition or disclosure in the accompanying combined financial statements.